For Immediate Release


Contacts:         Hannah Burns              (212) 272-2395
                  Maura Gaenzle             (212) 272-4445
                  Ellen Glickman            (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                             DECLARES CASH DIVIDENDS

New York, New York -- January 21, 1998 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced quarterly cash dividends on its outstanding shares of common stock, on the outstanding shares of its adjustable rate cumulative preferred stock, on the outstanding shares of its 7.88% cumulative preferred stock, on the outstanding shares of its 7.60% cumulative preferred stock, and on the outstanding shares of its 6.15% cumulative preferred stock.

Quarterly Cash Dividends Declared

         The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable February 27, 1998 to shareholders of record on February 13, 1998. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable April 15, 1998 to shareholders of record on March 31, 1998. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49.25 cents per related depositary share, a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to
47.50 cents per related depositary share, and a quarterly cash dividend of $3.075 per share on the outstanding shares of 6.15% cumulative preferred stock, which is equivalent to 76.875 cents per related depositary share, all payable April 15, 1998 to shareholders of record on March 31, 1998.

         The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions, and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management, and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 8,700 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Geneva, Hong Kong, London, Lugano, Paris, Sao Paulo, Shanghai,
Singapore, and Tokyo. As of December 31, 1997 total capital, including stockholders' equity and long-term borrowings, was $14.8 billion. Book value as of December 31, 1997 was $21.43 per share, based on 151,567,190 shares outstanding.